Exhibit 10.8.1

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is dated as of November 12, 2003 by and among MUNIMAE MIDLAND CONSTRUCTION FINANCE, LLC, a Maryland limited liability company (the “Borrower”), the banks and financial institutions listed on the signature page hereof as the Initial Lenders (the “Initial Lenders”), and BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “Bank of America”), as administrative agent (together with any successor appointed pursuant to Section 11 below, the “Administrative Agent”) for the Lenders, and each of the other lending institutions that becomes a lender hereunder (herein collectively referred to as the “Lenders”; and each individually referred to as a “Lender”), and BANC OF AMERICA SECURITIES LLC, as sole lead arranger and sole book manager.

A. Borrower has requested that Lenders make Loans and cause the issuance of letters of credit for the principal purpose of financing certain constructions loans made by Borrower, to provide working capital, and for other purposes permitted under Borrower’s Operating Memorandum; and

B. Lenders are willing to make Loans and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration the parties hereto do hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:

“Acknowledgement and Consent” means the Acknowledgement and Consent to the Assignment of Forward Commitment Agreement of even date herewith made by MAHGT in favor of Administrative Agent for the benefit of Lenders, pursuant to which MAHGT has made certain acknowledgements, consents and agreements with respect to the assignment of the Forward Commitment Agreement, the MAHGT Security Agreement, the MAHGT Account Assignment and the rights thereunder.

“Adjusted LIBOR Rate” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards to the next higher 1/100 of 1%) determined by Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) the LIBOR Rate for such LIBOR Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such LIBOR Loan for such Interest Period; plus (b) the Applicable Margin.

“Administrative Agent” is defined in the preamble to this Credit Agreement.

“Administrative Agent Funding Request” is defined in the Acknowledgement and Consent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “lending office” of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower by written notice in accordance with the terms hereof as the office by which Type of Loans are to be made and maintained.

“Applicable Margin” means eighty-seven and one-half basis points (0.875%) per annum.

“Applicable Requirement” means for any Included Investor that is: (a) a Governmental Plan Investor, or the Responsible Party with respect to such Governmental Plan Investor, in addition to a Rating of A-/A3 or higher, a minimum Funding Ratio for the Governmental Plan Investor based on the Rating of the Responsible Party as follows:

Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum

and (b) otherwise a Rated Investor, a Rating of A-/A3 or higher.

The first rating indicated in each case above is the S&P rating and the second rating indicated in each case above is the Moody’s rating. In the event that the S&P and Moody’s ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating, from either S&P or Moody’s, that Rating shall apply. If a Governmental Plan Investor and its Responsible Party both have ratings, then the higher of the two shall apply.

“Application and Agreement for Letter of Credit” means an application and agreement for standby letter of credit by, between and among all or any of Borrower, on the one hand, and the Letter of Credit Issuer, on the other hand, in a form provided by the Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended, provided, however, to the extent that the terms of such Application and Agreement are inconsistent with or otherwise more onerous than the terms of this Credit Agreement, the terms of this Credit Agreement shall control.

“Approved Lending Entity” means any Lending Entity that is administered or managed by: (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” is defined in Section 12.11(c) hereof.

“Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.11(c) hereof), and accepted by the Administrative Agent, pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which assignment and assumption agreement shall be in the form of Exhibit G attached hereto or any other form approved by the Administrative Agent.

“Available Commitment” means the lesser of: (a) the Maximum Commitment, or such lesser amount after giving effect to reductions in the Commitments pursuant to Section 3.6 hereof; or (b) ninety percent (90%) of the Remaining Subscription Amount of the Included Investors.

“Bank of America” is defined in the preamble to this Credit Agreement.

“Borrower” is defined in the first paragraph hereof.

“Borrower Funding Request” is defined in the Forward Commitment Agreement.

“Borrower Party” is defined in Section 11.1(a) hereof.

“Borrower Security Agreement” is defined in Section 5.1.

“Borrowing” means a disbursement made by Lenders of any of the proceeds of the Loans when such disbursement increases the outstanding principal amount of the Loans, and “Borrowings” means the plural thereof.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close.

“Capital Leases” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 6.1 hereof are satisfied or waived.

“Code” means the Uniform Commercial Code as adopted in the State of Florida and any other state, which governs creation or perfection (and the effect thereof) of security interests in any Collateral for the Obligation.

“Collateral” is defined in Section 5.1.

“Collateral Documents” means the security agreements, financing statements, assignments, and other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement and any documents or instruments amending or supplementing the same, including, without limitation, the MAHGT Security Agreement, the MAHGT Account Assignment, the Borrower Security Agreement and Investor Confirmation.

“Commitment” means, for each Lender, the amount set forth opposite its signature on this Credit Agreement or on its respective Assignment and Assumption Agreement, as the same may be reduced from time to time by Borrower, pursuant to Section 3.6 hereof, or by further assignment by such Lender pursuant to Section 12.11(c) hereof.

“Commitment Fee Letter” is defined in the Forward Commitment Agreement.

“Commitment Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Compliance Certificate” is defined in Section 8.1(b).

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning any or all of Borrower or its Investors which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of Borrower or its Investors pursuant to this Credit Agreement orally or in writing to Administrative Agent or any Lender or their respective employees, advisors, attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by Administrative Agent or such Lender or Administrative Agent’s or Lender’s respective employees, advisors, attorneys, certified public accountants or agents); or (b) was or became available to Administrative Agent or a Lender or to Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from Borrower or its Investors or any other source at or prior to such time.

“Constituent Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of a limited partnership, its certificate of limited partnership and its limited partnership agreement; (ii) in the case of a limited liability company, its certificate of formation or organization and its operating agreement or limited liability company agreement; (iii) in the case of a corporation, its articles or certificate of incorporation and its bylaws; and (iv) in the case of a trust, its declaration of trust and its bylaws.

“Construction Loan Facility” means the $70,000,000 revolving credit facility for warehouse, construction and permanent loans for multi-family projects which have received or are encumbered by low housing tax credits, as evidenced by that certain Credit Agreement dated as of December 4, 2001, as same has been amended pursuant to amendments dated November 4, 2002, and November 4, 2003, and as same may be further amended, restated, supplemented or restructured from time to time, and arranged and provided by Bank of America, N.A., as administrative agent, Fleet National Bank, as co-agent, and the other lenders named therein.

“Continue,” “Continuation,” and “Continued” shall refer to the continuation pursuant to a Rollover of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 1563 of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which Borrower is a part or may become a part.

“Conversion Date” is any LIBOR Conversion Date, or Reference Rate Conversion Date, as applicable.

“Conversion Notice” is defined in Section 2.3(d) hereof.

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(d) or Section 4 of one Type of Loan into another Type of Loan.

“Corporation Documents” means, for any corporation, a true copy of the articles of incorporation or organization, as the case may be, evidencing the creation of such corporation, with all amendments thereto, certified by an duly authorized officer of such corporation as being true, correct and complete, together with: (a) a certificate of incorporation (or other similar instruments) and all amendments thereto currently certified by the applicable authority for the state or country (as the case may be) of incorporation; (b) a current bylaws; (c) a current certificate of existence and good standing (or other similar instruments) of such corporation issued by the applicable authority for the state or country (as the case may be) of incorporation; and (d) if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business.

“Covered Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA and covered by Section 4 of ERISA.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments and modifications hereof and supplements and attachments hereto.

“Current Party” is defined in Section 12.12.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default Rate” means on any day the lesser of: (a) the Reference Rate in effect on such day, plus four percent (4%); or (b) the Maximum Rate.

“Defaulting Investor” is defined in Section 2.1(c) hereof.

“Detroit Pension Plan Investors” means (a) the General Retirement System of the City of Detroit, (b) the Wayne County Employees’ Retirement System, and (c) the Policemen and Firemen System of the City of Detroit, and “Detroit Pension Plan Investor” means any of them.

“Dollars” and the sign “$” means lawful currency of the United States of America.

“Eligible Assignee” means: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Lending Entity; and (d) any other Person (other than natural person) approved by: (i) Administrative Agent, (ii) in the case of any assignment of a Commitment, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of Borrower’s Affiliates or subsidiaries.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to Borrower by any Person with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting Borrower or any of Borrower’s Properties.

“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, or ordinances relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release of Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to Borrower, and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, which pertains to health, safety, or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“Event of Default” is defined in Section 10.1 hereof.

“Exclusion Event” is defined in Section 2.1(c) hereof.

“Extension Fee” means the amount equal to the product of (a) the Maximum Commitment on the Initial Stated Maturity Date multiplied by (b) fifteen hundredths of one percent (0.15%).

“Extension Notice” means the notice in the form of Exhibit H attached hereto pursuant to which Borrower elects to extend the Stated Maturity Date, and certifies that, as of the date of such notice: (a) the representations and warranties contained in Section 7 hereof are true and correct in all material respects, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to Administrative Agent and do not constitute an Event of Default or a Potential Default under Section 10.1(a), 10.1(h) or 10.1(i) hereof); (b) no Event of Default or Potential Default under Section 10.1(a), 10.1(h) or 10.1(i) has occurred and is continuing; (c) no event has occurred which could reasonably be expected to have a Material Adverse Effect, and (d) the Stated Maturity Date as so extended is at least ninety (90) days prior to the Termination Date.

“Fannie Mae” means Fannie Mae, the Federal National Mortgage Association.

“Federal Funds Rate” means, on any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three (3) Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Letter” shall mean that certain letter agreement by and among Borrower, Administrative Agent and Lenders dated as of the date hereof.

“Foreign Lender” is defined in Section 4.6(e) hereof.

“Forward Commitment” means the unconditional commitment of MAHGT to make a loan to Borrower pursuant to the Forward Commitment Agreement.

“Forward Commitment Agreement” means that certain Forward Commitment Agreement dated as of November 6, 2003, made by MAHGT in favor of Borrower, as same may be amended, restated or supplemented from time to time, pursuant to which MMCF has issued the Forward Commitment, and substantially in the form of Exhibit E attached hereto.

“Forward Commitment Default” is defined in the Forward Commitment Agreement.

“Funding Account” means an account maintained by Administrative Agent for the purpose of funding Loans and receiving and disbursing payments hereunder. The Funding Account shall be maintained at an office of Administrative Agent in Dallas, Texas, or such other place of which Administrative Agent shall notify Borrower and Lenders.

“Funding Ratio” means for a Governmental Plan Investor, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s audited financial statements.

“Funding Request” is defined in the Forward Commitment Agreement.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of Borrower, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over Borrower, Administrative Agent, any Lender, or the Letter of Credit Issuer, or any of their respective businesses, operations, assets, or properties.

“Governmental Plan Investor” means an Investor that is a pension plan and that is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent: (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (b) advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements, forward commitment agreements, or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Included Investor” means (a) each Detroit Pension Plan Investor, and (b) an Investor which has been designated and approved by all Lenders as an Included Investor, provided that (a) it is not a Defaulting Investor and it has met the Applicable Requirement; and (b) it has delivered to Administrative Agent the documentation required under Section 3.3 of the Forward Commitment Agreement; provided that if such Person is a Defaulting Investor it shall no longer be an Included Investor until such time as all Exclusion Events affecting it have been cured and it shall have been re-approved as an Included Investor in the sole and absolute discretion of Administrative Agent, the Letter of Credit Issuer, and all of the Lenders.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on an unconsolidated balance sheet of such Person (other than trade accounts payable); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all Guaranty Obligations of such Person; (g) the principal portion of all obligations of such Person under: (i) Capital Leases; and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares; (i) all net obligations of such Person in respect of Swap Contracts; (j) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture for which such Person is legally obligated.

“Indemnitee” is defined in Section 12.5(b) hereof.

“Initial Lenders” is defined in the recital of parties to this Credit Agreement.

“Initial Stated Maturity Date” is defined in the definition of Stated Maturity Date.

“Interest Option” means the Adjusted LIBOR Rate and the Reference Rate.

“Interest Payment Date” means: (a) as to any Reference Rate Loan, the first Business Day of each month, commencing on the first of such days to occur after such Reference Rate Loan is made or any LIBOR Loan is Converted to a Reference Rate Loan, or such earlier date as such Reference Rate Loan shall mature, by acceleration or otherwise, and on any Reference Rate Conversion Date; (b) as to any LIBOR Loan, the first day of each month, commencing on the first of such days to occur after such LIBOR Loan is made or any Reference Rate Loan is converted to a LIBOR Loan, or such earlier date as such LIBOR Loan shall mature, by acceleration or otherwise, and on any LIBOR Rate Conversion Date; and (c) as to any Loan, the date of any prepayment made hereunder, as to the amount prepaid.

“Interest Period” means, with respect to any LIBOR Loan, a period commencing:

(a) on the borrowing date of such LIBOR Loan; or

(b) on the termination date of the immediately preceding Interest Period in the case of a Rollover to a successive Interest Period as described in Section 2.3 hereof,

and ending one, two or three months thereafter, each as Borrower shall elect in accordance with Section 2.3 hereof; provided, further, however, that:

(i) any Interest Period that would otherwise end on a day that is not a LIBOR Banking Day shall be extended to the next succeeding LIBOR Banking Day unless such LIBOR Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Banking Day;

(ii) any Interest Period which begins on the last LIBOR Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (i) above, end on the last LIBOR Banking Day of a calendar month; and

(iii) if the Interest Period would otherwise end after the Stated Maturity Date, such Interest Period shall end on the Stated Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investors” means the investors in MAHGT and reference to “Investor” shall be to any one of them.

“Investor Confirmation” is defined in the Forward Commitment Agreement.

“Laws” means, collectively, all federal, state, and local statutes, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the forces of law.

“Lender Default” is defined in Section 12.12 hereof.

“Lenders” means the Initial Lenders and each of the other lending institutions that shall become a Lender hereunder pursuant to Section 12.11(c) hereof.

“Lending Entity” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 hereof either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Issuer” means Bank of America, or any Lender or Affiliate of such Lender so designated, and which accepts such designation, by Administrative Agent and approved by Borrower.

“Letter of Credit Liability” means the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8 hereof.

“LIBOR Banking Day” means a day other than a Saturday or a Sunday, and on which Administrative Agent is open for business in New York and London, and dealing in offshore Dollars, or, if Administrative Agent does not have an office dealing with offshore Dollars in such locations, then in such location as Administrative Agent does have such an office.

“LIBOR Conversion Date” is defined in Section 2.3(d) hereof.

“LIBOR Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the LIBOR Rate for a particular Interest Period.

“LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate per annum (rounded upwards to the next higher 1/100 of 1%) appearing on Telerate Page 3750 as the London interbank offered rate for deposits in Dollars with respect to such Interest Period at approximately 11:00 a.m. (London time) on the date two (2) LIBOR Banking Days prior to the date such rate shall apply. If for any reason such rate is not available, the “LIBOR Rate” shall be the rate per annum (rounded upwards to the next higher 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars with respect to such Interest Period at approximately 11:00 a.m. (London time) on the date two (2) LIBOR Banking Days prior to the date such rate shall apply; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards to the next higher 1/100 of 1%).

“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under any statute or law, or otherwise.

“LLC Documents” means, for any limited liability company, a true copy of the articles of incorporation or organization, as the case may be, evidencing the creation of such limited liability company, with all amendments thereto, certified by an authorized officer of such limited liability company as being true, correct and complete, together with: (a) a certificate of incorporation (or other similar instruments) and all amendments thereto currently certified by the applicable authority for the state or country (as the case may be) of incorporation; (b) a current operating agreement (or operating memorandum or similar document); (c) a current certificate of existence and good standing (or other similar instruments) of such limited liability company issued by the applicable authority for the state or country (as the case may be) of incorporation; and (d) if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), the Forward Commitment Agreement, the MAHGT Security Agreement, the MAHGT Account Assignment, the Acknowledgement and Consent, the Borrower Security Agreement and such other agreements and documents, and any amendments, restatements, or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, restatement, supplement or modification.

“Loans” means the group of LIBOR Loans and Reference Rate Loans made by Lenders to Borrower pursuant to the terms and conditions of this Credit Agreement.

“MAHGT” means Midland Affordable Housing Group Trust, a Florida group trust.

“MAHGT Account Assignment” is defined in the Forward Commitment Agreement.

“MAHGT Promissory Note” is defined in the Forward Commitment Agreement.

“MAHGT Security Assignment” is defined in the Forward Commitment Agreement.

“Material Adverse Effect” means any circumstances or events which could reasonably be expected to: (a) have any adverse effect whatsoever upon the validity, performance, or enforceability of any of the Loan Documents executed by Borrower, MAHGT or any Included Investor; (b) materially impair the ability of Borrower, MAHGT or an Included Investor to fulfill their obligations under the Loan Documents; (c) cause an Event of Default; or (d) materially impair, impede, or jeopardize the obligation and the liability of any Included Investor to fulfill its obligations under its Subscription Agreement or Investor Confirmation.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which Borrower terminates the Commitments pursuant to Section 3.6 hereof or otherwise; and (c) the date upon which Administrative Agent declares the Obligation due and payable after the occurrence of an Event of Default.

“Maximum Commitment” means $72,000,000.00, or such lower amount as reduced by Borrower pursuant to Section 3.6 hereof.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“MMCF Funding Request” is defined in the Forward Commitment Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Notes” means the promissory notes provided for in Section 3.1 hereof, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.

“Obligation” means all present and future indebtedness, obligations, and liabilities of Borrower to Lenders (including, without limitation, Loans, Letters of Credit Liability, or both), and all renewals and extensions thereof (including, without limitations, Loans), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of Borrower to Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Operating Memorandum” means the Operating Memorandum of Borrower dated as of December 1, 1999, as amended.

“Other Taxes” is defined in Section 4.6(b) hereof.

“Participant” is defined in Section 12.11(b) hereof.

“Person” means any natural person, joint venture, association, trust, estate, business trust, corporation, nonprofit corporation, company, partnership, limited liability company, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any plan, including single employer and multi-employer plans to which Section 4021(a) of ERISA applies, or any retirement medical plan, each as established or maintained for employees of Borrower or any member of the Controlled Group to which Section 4021(a) of ERISA applies.

“Potential Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, on any day, the prime rate reported in the Wall Street Journal (or the average prime rate if a high and low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported. If the Wall Street Journal does not or ceases to report such a prime rate, the Prime Rate shall thereafter be determined by such alternate method as may be reasonably selected by Administrative Agent.

“Principal Obligation” means the sum of (a) the aggregate outstanding principal amount of the Loans; plus (b) the aggregate undrawn amount of all outstanding Letters of Credit, plus the amount drawn under

Letters of Credit for which the Letter of Credit Issuer and Lenders, or any one of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise).

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments are zero (0): (i) the numerator of which is the Obligation outstanding with respect to such Lender; and (ii) the denominator of which is the total Obligation outstanding.

“Rated Investor” means any Investor that has a Rating.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating (for a governmental entity), or revenue bond rating (for an educational institution)) from either of S&P or Moody’s.

“Reference Rate” means, on any date, the Prime Rate. Each change in the Reference Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the day of such change in the Reference Rate.

“Reference Rate Conversion Date” is defined in Section 2.3(d).

“Reference Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Register” is defined in Section 12.11(e) hereof.

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements applicable to partner banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Projects, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.

“Remaining Subscription Amount” means, with respect to any Investor, at any time (i) such Investor’s Subscription Amount at such time, minus (ii) such Investor’s aggregate Subscription Contributions made or subject to a Subscription Call Notice prior to such time.

“Request for Borrowing” is defined in Section 2.3 hereof.

“Request for Letter of Credit” is defined in Section 2.8(b) hereof.

“Required Lenders” means, at any time: (a) Lenders not in Lender Default and holding an aggregate Pro Rata Share of greater than fifty percent (50%) of the Commitments; or (b) at any time that the Lender Commitments are zero (0), Lenders not in Lender Default and owed an aggregate Pro Rata Share of greater than fifty percent (50%) of the Obligation outstanding at such time.

“Responsible Officer” means: (a) in the case of a corporation or trust, its president or any vice president, and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary; (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner; and (c) in the case of a limited liability company, the Responsible Officer of the managing member, acting on behalf of such managing member in its capacity as managing member.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Rollover” means the renewal of any LIBOR Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3 hereof.

“Rollover Notice” is defined in Section 2.3 hereof.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw & Hill Companies, Inc.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Stated Maturity Date” means November 12, 2004 (the “Initial Stated Maturity Date”) unless extended pursuant to Section 2.13 hereof, in which case the Stated Maturity Date shall be such extended date.

“Subscription Agreements” means all Subscription Agreements entered into by and between the Investors and MAHGT, pursuant to which such Investors have agreed to purchase units of MAHGT for the subscription amount set forth therein; and “Subscription Agreement” means any one of the Subscription Agreements.

“Subscription Amount” means, for any Investor, its “Subscription Amount” as defined in the Subscription Agreement; and “Subscription Amounts” mean the aggregate Subscription Amounts of all Investors under the Subscription Agreements.

“Subscription Call” means a call upon the Investors to fund all or any portion of the Remaining Subscription Amounts pursuant to and in accordance with the Trust Agreement and their respective Subscription Agreement.

“Subscription Call Notice” means any written notice sent to the Investors for the purpose of making a Subscription Call.

“Subscription Contribution” means, for any Investor, a payment of amounts due and owing by such Investor under its Subscription Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tangible Net Worth” means, at any particular time, all amounts which, in conformity with GAAP, would be included as unitholders’ equity on a balance sheet of MAHGT; provided, however, there shall be excluded therefrom: (a) any amount at which shares of beneficial interest of MAHGT appear as an asset on the Borrower’s balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) deferred expenses, (e) loans and advances to any unitholder, director, officer, or employee of MAHGT or any Affiliate of MAHGT, and (f) all other assets which are properly classified as intangible assets.

“Taxes” is defined in Section 4.6(a) hereof.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate Service (or such other page as may replace Page 3750 on the Moneyline Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. Dollar deposits). Any LIBOR Rate determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the provisions hereof shall be subject to corrections, if any, made in such rate and displayed by the Moneyline Telerate Service within one hour of the time when such rate is first displayed by such Service.

“Termination Date” has the meaning assigned to it in the Subscription Agreement.

“Trust Agreement” means the Declaration of Trust of MAHGT, dated December 11, 1991, as amended.

“Trust Documents” means, for any real estate investment trust, a true copy of the declaration of trust evidencing the creation of such trust, with all amendments thereto, certified by an authorized officer of such trust as being true, correct and complete, together with: (a) the bylaws of the trust, (b) a copy of the declaration of trust and all amendments thereto currently certified by the applicable authority for the state of organization; (c) if appropriate, a current certificate of existence and good standing of such trust issued by the applicable authority for the state of organization; and (d) if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business.

“Type of Loan” means any type of Loan (i.e., a Reference Rate Loan or LIBOR Loan).

“2003 Side Letter” is defined in the Forward Commitment Agreement.

1.2 Other Definitional Provisions. All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(a) Defined terms used in the singular shall import the plural and vice versa.

(b) The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(c) Unless otherwise specified in the Loan Documents, time references are to time in New York, New York.

SECTION 2. REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

2.1 The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, Lenders agree, during the Commitment Period: (i) to extend to Borrower a revolving line of credit; and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of Borrower.

(b) Limitation on Borrowings and Re-borrowings. Notwithstanding anything to the contrary herein contained, Lenders shall not be required to advance any Borrowing or Rollover, or cause the issuance of any Letter of Credit if:

(i) after giving effect to such Borrowing or Rollover, or issuance of such Letter of Credit, the Principal Obligation would exceed the Available Commitment; or

(ii) an Event of Default or a Potential Default exists.

(c) Exclusion Events. If any of the following events (each, an “Exclusion Event”) shall occur with respect to any Included Investor (such Investor hereinafter referred to as a “Defaulting Investor”), then such Investor shall no longer be an Included Investor:

(i) it shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Investor or of all or substantially all of its assets, and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days;

(iii) any final judgment(s) for the payment of money which in the aggregate exceed fifteen percent (15%) of its net worth shall be rendered against such Investor, and such judgment or judgments shall not be satisfied or discharged at least ten (10) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment;

(iv) such Investor shall repudiate, challenge, or declare unenforceable its obligation to make contributions to the capital of MAHGT pursuant to its Subscription Agreement or a Subscription Call Notice, or shall otherwise disaffirm any material provision of the Trust Agreement or its Subscription Agreement relating to Subscription Contributions;

(v) any representation or warranty made under the Investor Confirmation executed by such Investor shall prove to be untrue or inaccurate in any material respect;

(vi) such Investor shall redeem or transfer its units in MAHGT except as permitted by the Trust Agreement, the Forward Commitment Agreement, the Acknowledgement and Consent, and its Investor Confirmation;

(vii) such Investor shall be in default under the Trust Agreement, its Subscription Agreement, or its Investor Confirmation;

(viii) default shall occur in the performance by such Investor of any of the material covenants or agreements contained in any of the Loan Documents executed by it (except as otherwise specifically addressed in this Section 2.1(c)(c), in which case no grace period beyond any provided for herein shall apply) and such default shall continue uncured to the satisfaction of Administrative Agent for a period of thirty (30) days after written notice thereof has been given by Administrative Agent to Borrower and to such Investor; or

(ix) such Investor shall fail to maintain the Applicable Requirement for such Investor required in the definition of Applicable Requirement in Section 1 hereof.

(d) Mandatory Prepayment.

(i) Excess Loan Outstanding. If, on any day, the Principal Obligation exceeds the Available Commitment, then Borrower shall pay such excess to Administrative Agent, for the benefit of Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 2.1(d)(ii)): (i) within two (2) Business Days, to the extent such funds are available in any account maintained by Borrower; and (ii) otherwise within ten (10) Business Days.

(ii) Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 2.1(d)(i) is attributable to undrawn Letters of Credit, Borrower shall pay such excess to Administrative Agent, when required pursuant to the terms of Section 2.1(d)(i) for deposit in a segregated interest-bearing cash collateral account, as security for such portion of the Obligation. Unless otherwise required by law, upon: (i) a change in circumstances such that the Principal Obligation no longer exceeds the Available Commitment; or (ii) the full and final payment of the Obligation, Administrative Agent shall return to Borrower any amounts remaining in said cash collateral account.

2.2 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, during the Commitment Period, to make Loans to Borrower at any time and from time to time in an aggregate principal amount up to such Lender’s Commitment at any such time; provided, however, that, after making such Loans: (a) such Lender’s Pro Rata Share of the Principal Obligation would not exceed such Lender’s Commitment; and (b) the Principal Obligation would not exceed the Available Commitment. Subject to the foregoing limitation, Borrower may borrow, repay without penalty or premium, and re-borrow hereunder, during the Commitment Period. Each Borrowing pursuant to this Section 2.2 shall be made ratably by Lenders in proportion to such Lender’s Pro Rata Share of the Available Commitment. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) hereof would exceed the Maximum Rate in effect with respect to such Loan.

2.3 Manner of Borrowing. Borrower shall give Administrative Agent notice of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, telex, facsimile, or other written communication (a “Request for Borrowing”), and which notice shall be irrevocable and effective upon receipt by Administrative Agent. Each Request for Borrowing shall be furnished to Administrative Agent, no later than 12:00 p.m.: (a) at least three (3) LIBOR Banking Days prior to the requested date of the funding of a LIBOR Loan; and (b) at least one (1) Business Day prior to the requested date of the funding of a Reference Rate Loan; and must specify: (i) the amount of such Borrowing; (ii) whether such Borrowing shall be a LIBOR Loan or a Reference Rate Loan; and (iii) the Interest Period therefor in the case of a LIBOR Loan. Any Request for Borrowing received by Administrative Agent after 12:00 p.m. shall be deemed to have been given by Borrower on the next succeeding LIBOR Banking Day, in the case of a LIBOR Loan, or the next succeeding Business Day, in the case of a Reference Rate Loan.

(a) Request for Borrowing. Each Request for Borrowing shall be in the form attached hereto as Exhibit A (with blanks appropriately completed in conformity herewith) and shall be deemed to constitute a representation and warranty by Borrower that:

(i) The representations and warranties set forth in Section 7 hereof are true and correct in all material respects on and as of the date of such Request for Borrowing, with the same force and effect as if made on and as of such date provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, and for purposes of this Section 2.3, the representations and warranties contained in Section 7.6 hereof shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.1 hereof;

(ii) No Event of Default or Potential Default exists and is continuing at such date; and

(iii) After giving effect to such Borrowing the Principal Obligation will not exceed the Available Commitment as of such date.

Each Request for Borrowing shall be irrevocable and binding on Borrower, and Borrower shall indemnify Lenders against any cost, loss, or expense incurred by Lenders, or any of them, as a result of any failure to fulfill, on or before the date specified in the Request for Borrowing, the conditions to such Borrowing set forth herein, including, without limitation, any cost, loss, or expense incurred by reason of the liquidation or redeployment of the deposits or other funds acquired by Lenders, or any of them, to fund the Borrowing to be made by Lenders as a part of such Borrowing when such Borrowing, as a result of such failure, is not made on such date. A certificate of Administrative Agent setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to Borrower and shall, in the absence of a manifest error, be conclusive and binding. Notwithstanding any provision to the contrary contained in this Section 2.3, Borrower shall not be required to indemnify Lenders against any costs, loss or expenses incurred by Lenders, or any of them, as a result of the liquidation or redeployment of funds due to Borrower’s failure to fulfill, on or before the date specified for a Reference Rate Borrowing, the conditions to such Borrowing set forth herein.

(b) Request for Current Rates. Prior to making a Request for Borrowing, Borrower may (without specifying whether the anticipated Borrowing shall be a Reference Rate Loan or LIBOR Loan) request that Administrative Agent provide it with the most recent Reference Rate and Adjusted LIBOR Rate available to Lenders. Administrative Agent shall endeavor to provide such quoted rates to Borrower within two (2) Business Days after such request, provided, however, that Administrative Agent’s failure to timely provide such rates shall not relieve Borrower of its obligations hereunder.

(c) Rollovers. No later than 12:00 p.m. at least three (3) LIBOR Banking Days prior to the termination of each Interest Period related to a LIBOR Loan, Borrower shall give Administrative Agent written notice (which notice may be via fax) substantially in the form of Exhibit D attached hereto (the “Rollover Notice”) whether it desires to renew such LIBOR Loan. The Rollover Notice shall also specify the length of the Interest Period selected by Borrower with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to Administrative Agent. If Borrower fails to timely give Administrative Agent the Rollover Notice with respect to any LIBOR Loan, Borrower shall be deemed to have elected the Reference Rate as the Interest Option with respect to such Loan commencing on the expiration of the preceding Interest Period.

(d) Conversions. Borrower shall have the right, with respect to: (i) any Reference Rate Loan, on any LIBOR Banking Day (a “LIBOR Conversion Date”), to convert such Reference Rate Loan to a LIBOR Loan; and (ii) any LIBOR Loan, on any Business Day (a “Reference Rate Conversion Date”) to convert such LIBOR Loan to a Reference Rate Loan, provided, however, that Borrower shall, on such Reference Rate Conversion Date, make the payments required by Section 4.5 hereof; in either case, by giving Administrative Agent written notice substantially in the form of Exhibit B attached hereto (a “Conversion Notice”) of such selection no later than 12:00 p.m. at least: (1) three (3) LIBOR Banking Days prior to such LIBOR Conversion Date; or (2) one (1) Business Day prior to such Reference Rate Conversion Date. Each Conversion Notice shall be irrevocable and effective upon notification thereof to Administrative Agent.

(e) Tranches. Notwithstanding anything to the contrary contained herein, no more than five (5) LIBOR Loans may be outstanding hereunder at any one time during the Commitment Period.

(f) Agent Notification to Lenders. Administrative Agent shall promptly notify each Lender of receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and such Lender’s Pro Rata Share thereof, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4 Minimum Loan Amounts. Each LIBOR Rate Loan shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and each Reference Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided, however, that a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of a Letter of Credit under Section 2.8.

2.5 Funding. Each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to Administrative Agent at the appropriate Funding Account for the account of Borrower no later than 12:00 p.m. on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, Administrative Agent shall deposit such proceeds in immediately available funds in Borrower’s account maintained with Administrative Agent not later than 2:00 p.m. on the borrowing date or, if requested by Borrower in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Each Lender hereunder shall be liable to Borrower only for the amount of its respective Commitment.

2.6 Interest Rate.

(a) Rate. The unpaid principal of each Reference Rate Loan shall bear interest at a rate per annum which shall from day to day be equal to the Reference Rate in effect from day to day. The unpaid principal of each LIBOR Loan shall bear interest at a rate per annum which shall be equal to the Adjusted LIBOR Rate for the applicable Interest Period.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing shall become effective, without prior notice to Borrower, automatically as of the opening of business of Administrative Agent on the date of said change. Interest on the unpaid principal balance of each Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days. If any principal of, or interest on, the Obligation is not paid when due, then (in lieu of the interest rate provided in subsection (a) above) such past due principal and interest shall bear interest at the Default Rate. If any other Event of Default hereunder shall arise, then (in lieu of the interest rate provided in subsection (a) above) the principal amount of each Loan in effect at such time and the interest thereon shall bear interest at the Default Rate, until such Event of Default is cured or is waived.

2.7 Determination of Rate. Administrative Agent shall determine each interest rate applicable to the Borrowings hereunder. Administrative Agent shall give prompt notice to Borrower and to Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.8 Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Commitment Period, Administrative Agent shall cause the Letter of Credit Issuer to issue such Letters of Credit in such aggregate face amounts as Borrower may request, provided that: (i) on the date of issuance, after giving effect to the issuance of any such Letter of Credit, the Letter of Credit Liability will not exceed the remainder of: (x) the Available Commitment as of such date; minus (y) the Principal Obligation as of such date; (ii) the expiry date of the Letter of Credit shall not be later than the earlier of: (x) twelve months after the date of issuance; or (y) thirty (30) days prior to the Stated Maturity Date, without the Letter of Credit Issuer’s Consent, in its sole discretion; and (iii) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date: (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date; or (y) the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer.

(b) Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to Administrative Agent in the form attached hereto as Exhibit C (with blanks appropriately completed in conformity herewith), together with an Application and Agreement for Letter of Credit, for the Letter of Credit Issuer, on or before 11:00 a.m. (New York time) at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit. Administrative Agent shall promptly notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, Borrower shall be deemed to have automatically made to Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:

(i) As of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth in Section 7 hereof are true and correct in all material respects on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to Lenders and do not constitute an Event of Default or a Potential Default under this Credit Agreement or any other Loan Document);

(ii) No Event of Default or, to its knowledge, Potential Default exists and is continuing at such date; and

(iii) After giving effect to the issuance of the requested Letter of Credit the Letter of Credit Liability will not exceed the remainder of: (A) the Available Commitment as of such date; minus (B) the Principal Obligation as of such date.

(c) Participation by Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit; (ii) the right to receive from Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.12 hereof; (iii) the right to receive from Administrative Agent its additional costs pursuant to Section 4.1 hereof; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

(d) Payment of Letter of Credit. In consideration for the issuance by the Letter of Credit Issuer of the Letters of Credit, Borrower hereby authorizes, empowers, and directs Administrative Agent, for the benefit of Lenders and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to Borrower, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, reasonable costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Administrative Agent on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. Administrative Agent will promptly notify Borrower of any disbursements made by Lenders pursuant to the terms hereof, provided that the failure to give such notice will not affect the validity of the disbursement, and Administrative Agent shall provide Lenders with notice thereof. Any such disbursement made by Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a Reference Rate Loan; and Borrower shall be deemed to have given to Administrative Agent, in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto. Administrative Agent and Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Application and Agreement for Letter of Credit.

(e) Acceleration of Undrawn Amounts. Should Administrative Agent demand payment of the Obligation hereunder prior to the Maturity Date pursuant to Section 10.2 hereof, Administrative Agent, by written notice to Borrower, may take one or more of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the outstanding Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that Borrower pay to Administrative Agent for deposit in a segregated interest-bearing cash collateral account, as security for the Obligation, an amount equal to the aggregate undrawn stated amount of all Letters of Credit then outstanding at the time such notice is given. Unless otherwise required by law, upon the full and final payment of the Obligation, Administrative Agent shall return to Borrower any amounts remaining in said cash collateral account

2.9 Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used for the purposes permitted under the Operating Memorandum. Neither Lenders nor Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to Borrower’s use of the proceeds of the Loans or the Letters of Credit, and neither Lenders nor Administrative Agent shall be obligated to determine whether or not Borrower’s use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Operating Memorandum. Nothing, including, without limitation, any Borrowing, any Rollover, any issuance of any Letter of Credit, or acceptance of other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lenders or Administrative Agent as to whether any investment by Borrower is permitted by the terms of the Operating Memorandum.

2.10 Administrative Agent Fees. Borrower shall pay, to Administrative Agent, fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between Borrower and Administrative Agent in the Fee Letter.

2.11 Unused Commitment Fee. In addition to the payments provided for in Section 3 hereof, Borrower shall pay to Administrative Agent, for the account of each Lender, according to its Pro Rata Share, an unused commitment fee on the daily amount of the Maximum Commitment which was unused (through the extension of Loans or issuance of Letters of Credit) during the immediately preceding calendar quarter calculated on the basis of actual days elapsed in a year consisting of 360 days: (a) if such unused amount is equal to or more than fifty percent (50%) of the Maximum Commitment, at the rate of seventeen and one-half basis points (0.175%) per annum; and (b) if such unused amount is less than fifty percent (50%) of the Maximum Commitment, at the rate of fifteen basis points (0.15%) per annum, in each case payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.11, the fee shall be calculated each time the Principal Obligation or the Maximum Commitment increases or decreases, for the number of days since the last calculation of the fee, as follows:

(((Maximum Commitment for such period - Principal Obligation for such period) * [0.175% or 0.15%, as applicable] * number of days in such period) / 360)

Borrower and Lenders acknowledge and agree that the commitment fees payable hereunder are bona fide commitment fees and are intended as reasonable compensation to Lenders for committing to make funds available to Borrower as described herein and for no other purposes.

2.12 Letter of Credit Fees. Borrower shall pay to Administrative Agent, for the benefit of Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable per annum fee equal to .875% on the face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding.

2.13 Extension of Stated Maturity Date. Borrower may extend the Stated Maturity Date one time to May 12, 2005 upon: (a) the delivery of the Extension Notice to Administrative Agent not more than ninety (90) days nor less than thirty (30) days prior to the Initial Stated Maturity Date, and (b) the payment of the Extension Fee.

SECTION 3. PAYMENT OF OBLIGATIONS

3.1 Notes. The LIBOR Loans and Reference Rate Loans to be made by Lenders to Borrower hereunder shall be evidenced by promissory notes of Borrower. Each Note issued by Borrower shall: (a) be in the amount of the applicable Lender’s Commitment; (b) be payable to the order of such Lender at the principal office of Administrative Agent; (c) bear interest in accordance with Section 2.6 and Section 12.13 hereof; and (d) be substantially in the form of Exhibit D attached hereto (with blanks appropriately completed in conformity herewith). Borrower agrees, from time to time, upon the request of Administrative Agent or any affected Lender, to reissue new Notes, in accordance with the terms and in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 12.11(c) hereof, in renewal of and substitution for the Notes previously issued by Borrower to the affected Lender.

3.2 Payment of Obligation. The unpaid principal amount of the Obligation, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

3.3 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Administrative Agent, consistent with the provisions of Section 2.5, notwithstanding whether Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from Borrower, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Administrative Agent in the appropriate Funding Account.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligation shall be due and payable in arrears on each Interest Payment Date, and on the Maturity Date.

3.4 Payments on the Obligation. All payments of principal of, and interest on, the Obligation under this Credit Agreement by Borrower to or for the account of Lenders, or any of them, shall be made by Borrower for receipt by Administrative Agent before 12:00 p.m. in federal or other immediately available funds to the appropriate Funding Account. Funds received after 12:00 p.m. shall be treated for all purposes as having been received by Administrative Agent on the first Business Day next following receipt of such funds. Except as provided in Section 12.11 hereof, each Lender shall be entitled to receive its Pro Rata Share of each payment received by Administrative Agent hereunder for the account of Lenders on the Obligation. Each payment received by Administrative Agent hereunder for the account of a Lender shall be promptly distributed by Administrative Agent to such Lender. Administrative Agent and each Lender hereby agree that payments to Administrative Agent by Borrower of principal of, and interest on, the Obligation by Borrower to or for the account of Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of Borrower’s obligations with respect to any such payments, and Administrative Agent shall indemnify, and each Lender shall hold harmless, Borrower from any claims asserted by any Lender in connection with Administrative Agent’s duty to distribute and apportion such payments to Lenders in accordance with this Section 3.4. All payments made on the Obligation shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including reasonable attorneys’ fees) arising under the terms hereof; (b) second, against the amount of interest accrued and unpaid on the Obligation as of the date of such payment; (c) third, against all principal due and owing on the Obligation as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligation.

3.5 Voluntary Prepayments. Borrower may, without premium or penalty, upon three (3) Business Days’ prior written notice to Administrative Agent, prepay the principal of the Obligation then outstanding, in whole or in part, at any time or from time to time; provided, however, that if Borrower shall prepay the principal of any LIBOR Loan on any date other than the last day of the Interest Period applicable thereto, Borrower shall make the payments required by Section 4.5 hereof. Notwithstanding any provision to the contrary in this Section 3.5, if Borrower desires to prepay a Reference Rate Loan, Borrower shall only be required to provide written notice thereof to Administrative Agent of such prepayment one (1) Business Day in advance of such payment. Any prepayment not received by 12:00 p.m. on a Business Day shall be deemed to have been paid on the next succeeding Business Day. All prepayments of LIBOR Loans must be made on a LIBOR Banking Day.

3.6 Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding, Borrower may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to Administrative Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by Borrower in such notice): (a)(i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligation, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.5; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligation exceeds the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.5, provided, however, that, except in connection with a termination of the Commitments, the Maximum Commitment may not be reduced such that, upon such reduction, the Available Commitment is less than the aggregate stated amount of outstanding Letters of Credit; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to Administrative Agent for deposit in a segregated interest-bearing cash collateral account, as security for the Letter of Credit Liability, an amount equal to the Letter of Credit Liability then outstanding at the time such notice is given, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Unless otherwise required by law, upon the full and final payment of the Letter of Credit Liability, or the termination of all outstanding Letter of Credit Liability due to the expiration of all outstanding Letters of Credit prior to draws thereon, Administrative Agent shall return to Borrower any amounts remaining in said cash collateral account, provided, however, that to the extent individual Letters of Credit expire, Agent will return to Borrower the corresponding amount of the expired Letter of Credit Liability. Notwithstanding the foregoing, any reduction of the Maximum Commitment shall be in an amount of at least $5,000,000 or in integral multiples of $1,000,000 in excess thereof; and (4) in no event shall a reduction by Borrower reduce the Maximum Commitment to $3,000,000 or less (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders on a pro rata basis.

3.7 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its lending office (and the office to whose accounts payments are to be credited) for any LIBOR Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its lending office (and the office to whose accounts payments are to be credited) for any Reference Rate Loan and (c) change its lending offices from time to time by notice to Administrative Agent and Borrower. In such event, such Lender shall continue to hold the Note, if any, evidencing its loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Interest Option selected from time to time by the Borrower for such Borrowing period.

SECTION 4. CHANGE IN CIRCUMSTANCES.

4.1 Increased Cost and Reduced Return.

(a) Change in Law: Increased Cost. If any Lender or Letter of Credit Issuer determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans, or (as the case may be) issuing or participating in Letters of Credit by virtue of the participation arrangement provided in Section 2.8(c) hereof, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from: (i) Taxes or Other Taxes (as to which Section 4.6 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Applicable Lending Office, and (iii) reserve requirements utilized in the determination of the Adjusted LIBOR Rate, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction: (A) promptly on demand, to the extent that funds are available in the Collateral Account or any other account maintained by Borrower; and (B) otherwise within thirteen (13) Business Days after demand.

(b) Change in Law: Reduced Return. If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction: (A) promptly on demand, to the extent that funds are available in the Collateral Account or any other account maintained by Borrower; and (B) otherwise, to the extent that it is necessary for Borrower to issue a Capital Demand Notice to fund such required payment, within thirteen (13) Business Days after demand (but in any event, Borrower shall issue such Capital Demand Notice and shall make such payment after the related Subscription Contributions are received).

(c) Notice. Each Lender and the Letter of Credit Issuer shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, but in no event later than ninety (90) days after the occurrence of such event, which will or may entitle such Lender to compensation pursuant to this Section 4.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be otherwise disadvantageous to it.

4.2 Limitation on Types of Loans. If the Administrative Agent determines in connection with any request for a LIBOR Loan or a Conversion to or Continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for such LIBOR Loan, or (c) the LIBOR Rate for such LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Request for Borrowing, Conversion or Continuation of LIBOR Loans or, failing that, will be deemed to have Converted such Request for Borrowing of LIBOR Loans into a Request for Borrowing of Reference Rate Loans in the amount specified therein.

4.3 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted in writing that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or materially restricts the authority of such

Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or Continue LIBOR Loans or to Convert Reference Rate Loans to LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon any such prepayment or Conversion, the Borrower shall also pay interest on the amount so prepaid or Converted. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.4 Treatment of Affected Loans. If the obligation of any Lender to make a LIBOR Loan or to Continue, or to Convert any Type of Loan into LIBOR Loans shall be suspended pursuant to Section 4.3 hereof, such Lender’s LIBOR Loans shall be automatically Converted into Reference Rate Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or, in the case of a Conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.3 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Reference Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made instead as Reference Rate Loans, and all Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Reference Rate Loans.

If such Lender gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 4.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section 4.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, such Lender’s Reference Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held Pro Rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

4.5 Compensation. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or reasonable expense incurred by it as a result of:

(a) any Continuation, Conversion, payment or prepayment of any LIBOR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Loan or from fees (including any breakage fees) payable to the Lenders to terminate the deposits from which such funds were obtained together with payment of any customary administrative fees charged by such Lender in connection with the foregoing, provided, however, that if Borrower shall be required to pay any of the foregoing amounts to

Lenders due to a prepayment pursuant to clause (b) of Section 2.5 as a result of a Lender failing to make its Pro Rata Share of any requested Borrowing, such defaulting Lender shall reimburse Borrower for such amounts, together with payment of any customary administrative fees charged by such Lender in connection with the foregoing;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan, and including, without limitation, the failure of any condition precedent specified in Section 6 to be satisfied) to prepay, borrow, Continue or Convert any Loan other than a Reference Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 12.11(c); including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Loan or from fees (including any breakage fees) payable to the Lenders to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.5, each Lender shall be deemed to have funded each LIBOR Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

4.6 Taxes.

(a) Excluded Taxes. Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, profit, business activity and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Gross Up. If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Indemnification. The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 4.6(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e) Prescribed Forms. Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Internal Revenue Code of 1986 (as amended) (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code of 1986 (as amended) (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Internal Revenue Code of 1986 (as amended), without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 4.6, and costs and expenses (including all attorney fees and expenses) of the Administrative Agent. The obligation of the Lenders under this Section 4.6 shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

(f) Selection of Lending Office. If Borrower is or is likely to be required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the good faith judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment.

4.7 Requests for Compensation.

(a) Certificate. If the Administrative Agent or any Lender claim compensation under this Section 4, it shall furnish to Borrower and Administrative Agent, if applicable, a certificate setting forth the additional amount or amounts to be paid to it hereunder and such certificate shall be conclusive in the absence of manifest error. In determining such amount or amounts, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Lender Removal. If any Lender makes a claim for compensation under Section 4.1 or 4.6, the Borrower may remove or replace such Lender in accordance with Section 12.11(c).

4.8 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, all of the Borrower’s obligations under this Section 4 shall survive termination of the Commitments and payment in full of all the other Obligations.

SECTION 5. SECURITY

5.1 Assignment of Forward Commitment and Collateral Rights. Borrower shall assign to Administrative Agent, for the benefit of Lenders, all of its right, title and interest under the Forward Commitment Agreement and the collateral therefor granted to Borrower under the MAHGT Security Agreement and MAHGT Account Assignment, including all rights related to the Subscription Amounts, Remaining Subscription Amounts, Subscription Calls, Subscription Call Notices, Subscription Contributions, and the MAHGT Subscription Account, pursuant to a security agreement (the “Borrower

Security Agreement”), in substantially the form attached hereto as Exhibit F (the collateral set forth in this Section 5.1 being herein collectively referred to as the “Collateral”).

SECTION 6. CONDITIONS PRECEDENT TO LENDING

6.1 Obligation of Lenders. The obligation of Lenders to honor the terms and conditions herein is subject to Administrative Agent’s receipt of the following:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by Borrower;

(b) Notes. A Note for each Lender, duly executed and delivered by Borrower;

(c) Forward Commitment Agreement. The Forward Commitment Agreement, duly executed and delivered by MAHGT and Borrower;

(d) Acknowledgement and Consent. The Acknowledgement and Consent duly executed and delivered by MAHGT.

(e) MAHGT Security Agreement. The MAHGT Security Agreement, duly executed and delivered by MAHGT, and collaterally assigned by Borrower in favor of Administrative Agent for the benefit of Lenders;

(f) MAHGT Subscription Account Assignment. The MAHGT Subscription Account Assignment, duly executed and delivered by MAHGT, and collaterally assigned by Borrower in favor of Administrative Agent for the benefit of Lenders;

(g) Borrower Security Agreement. The Borrower Security Agreement duly executed and delivered by Borrower;

(h) Financing Statements.

(i) searches of Code filings (or their equivalent) in each jurisdiction where any Collateral is located or where a filing has been or would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii) duly executed Code financing statements, and any amendments thereto, for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(i) Subscription Agreements, Investor Confirmations and Evidence of Authority. From each of the Detroit Pension Fund Investors (i) a duly executed Investor Confirmation, (ii) its Subscription Agreement and 2003 Side Letter, and (iii) a favorable opinion of its counsel as to the formation and good standing of such Detroit Pension Fund Investor and its authorization to issue, execute and deliver its Subscription Agreement and Investor Confirmation.

(j) Proceedings of the Borrower. Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to Administrative Agent, authorizing and causing: (i) the execution, delivery and performance of this Credit Agreement, the Forward Commitment Agreement, and the other Loan Documents to which the Borrower is a party; (ii) the Borrowings contemplated hereunder; (iii) the transactions contemplated under the Loan Documents; and (iv) the granting of the Liens created pursuant to the Borrower Security Agreement, certified by a Responsible Officer of Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded;

(k) Officer’s and Incumbency Certificates. A signed certificate from a Responsible Officer of Borrower who shall certify: (i) the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of Borrower, together with the true signatures of each such Person; and (ii) that each of the representations and warranties made by Borrower and set forth in the Loan Documents to which it is a party as true and correct on and as of the Closing Date. Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(l) Proceedings of MAHGT. Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to Administrative Agent, authorizing and causing: (i) the execution, delivery and performance of the Forward Commitment Agreement, the MAHGT Security Agreement and the MAHGT Account Assignment; (ii) the transactions contemplated thereunder; and (iii) the granting of the Liens created pursuant to the MAHGT Security Agreement and the MAHGT Account Assignment, certified by a Responsible Officer of MAHGT as of the Closing Date, which certificate shall be in form and substance satisfactory to Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded;

(m) Officer’s and Incumbency Certificates. A signed certificate from a Responsible Officer of MAHGT who shall certify: (i) the names of the Persons authorized, on the date hereof, to sign each of the Forward Commitment Agreement, MAHGT Security Agreement and MAHGT Account Assignment and the other documents or certificates to be delivered on behalf of MAHGT, together with the true signatures of each such Person; and (ii) that each of the representations and warranties made by MAHGT and set forth in the Forward Commitment Agreement, MAHGT Security Agreement and MAHGT Account Assignment to which it is a party as true and correct on and as of the Closing Date. Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(n) Borrower Constituent Documents. True and complete copies of the Operating Memorandum and the LLC Documents of Borrower as in effect on the date hereof;

(o) MAHGT Trust Documents. True and complete copies of the Trust Documents of MAHGT as in effect on the date hereof;

(p) Opinion of Counsel of Borrower. A favorable opinion of Honigman Miller Schwartz and Cohn, LLP, counsel to MAHGT, covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and substantially in a form acceptable to Administrative Agent. Borrower hereby requests each such counsel to deliver such opinion;

(q) Opinion of Counsel of MAHGT. A favorable opinion of Honigman Miller Schwartz and Cohn, LLP, counsel to Borrower, covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and substantially in a form acceptable to Administrative Agent;

(r) Appointment of Process Agent. Confirmation from the Process Agent that it has accepted its appointment as process agent under the Forward Commitment Agreement and the Acknowledgement and Consent.

(s) Fee Letter and Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by Borrower hereunder, including the reasonable fees and disbursements invoiced through the date hereof of Administrative Agent’s special counsel, Haynes and Boone, LLP; and

(t) Additional Information. Such other information and documents as may reasonably be required by Administrative Agent and its counsel.

6.2 All Loans and Letters of Credit. The obligation of Lenders to advance each Borrowing or to cause the issuance of Letters of Credit hereunder is subject to the conditions that:

(a) Representations and Warranties. All of the representations and warranties contained in Section 7 hereof, unless otherwise disclosed to Administrative Agent in writing prior to the requested Borrowing, shall be true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date in all material respects, and for purposes of this Section 6.2, the representations and warranties contained in Section 7.6 hereof shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.1 hereof.

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit, which constitutes an Event of Default or a Potential Default; and

(c) Request for Borrowing or Request for Letter of Credit. Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, as applicable.

(d) Application for Letter of Credit. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received an Application and Agreement for Letter of Credit executed by Borrower.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

To induce Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, Borrower represents and warrants to Lenders that:

7.1 Organization and Good Standing of Borrower. Borrower is a limited liability company duly organized and existing under the laws of the State of Maryland, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification or where the failure to be so qualified to do business would have a Material Adverse Effect.

7.2 Authorization and Power. Borrower has the requisite power and authority to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it; Borrower is duly authorized to, and has taken all action necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, and such other Loan Documents and are and will continue to be duly authorized to perform their respective obligations under this Credit Agreement, the Notes, and such other Loan Documents.

7.3 No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any manner that could cause a Material Adverse Effect, with any provision of law, statute, or regulation to which Borrower is subject or any judgment, license, order, or permit applicable to Borrower or any indenture, mortgage, deed of trust, or other agreement or instrument to which Borrower is a party or by which Borrower may be bound, or to which Borrower or may be subject. Except to the extent obtained by Borrower, no consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby.

7.4 Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which Borrower is a party are the legal and binding obligations of Borrower enforceable in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles.

7.5 Priority of Liens. The Collateral Documents create, as security for the Obligation, valid and enforceable, exclusive, first priority security interests in and Liens under the Code on all of the Collateral in which Borrower has any right, title or interest, in favor of Administrative Agent for the benefit of Lenders, subject to no other Liens, except as enforceability may be limited by Debtor Relief Laws and equitable principles. Such security interests in and Liens on the Collateral in which Borrower has any right, title, or interest shall be superior to and prior to the rights of all third parties in such Collateral, and, other than in connection with any future change in Borrower’s location (as determined under the Code), name, identity or structure, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral.

7.6 Financial Condition. Borrower has delivered to Administrative Agent the most-recently available copies of the financial statements and reports described in Section 8.1 hereof, and copies of its balance sheet as of September 30, 2003. Such statements fairly present, in all material respects, the financial condition of Borrower as of the applicable date of delivery, and have been prepared in accordance with GAAP, except as provided therein. Borrower is in compliance with all existing financial obligations.

7.7 Full Disclosure. Neither this Credit Agreement nor any other document, certificate or statement furnished to Lenders by or on behalf of Borrower in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained therein or herein, taken as a whole, not misleading that could result in a Material Adverse Effect.

7.8 No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

7.9 No Litigation. There are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower threatened in writing, against Borrower or the Included Investors that would, if adversely determined, have a Material Adverse Effect.

7.10 Material Adverse Effect. There are no changes in the business, assets, operations or condition (financial or otherwise) of Borrower, or any Included Investor, or in the facts and information regarding such entities as represented since the date of the most recent financial statements of Borrower or such Included Investor delivered to Lenders which could reasonably be expected to result in a Material Adverse Effect, or in the Ratings of any Included Investor.

7.11 Taxes. To the extent that failure to do so would have a Material Adverse Effect, all tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes (including mortgage recording taxes), assessments, fees, and other governmental charges upon Borrower or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon. There is no proposed tax assessment against Borrower or any basis for such assessment which is material and is not being contested in good faith.

7.12 Tax Shelter Regulations. Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. If Borrower so notifies Administrative Agent, Borrower acknowledges that one or more of the Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

7.13 Principal Office. The principal office, chief executive office, and principal place of business of Borrower is at 33 North Garden Avenue, Suite 1200, Clearwater, Florida 33755.

7.14 ERISA. Borrower has not established and does not maintain any Plan.

7.15 Compliance with Law. Borrower is, to the best of its knowledge, in compliance in all material respects with all material laws, rules, regulations, orders, and decrees which are applicable to it or its properties, including, without limitation, ERISA and Environmental Laws.

7.16 Fiscal Year. The fiscal year of Borrower is the calendar year.

7.17 Investment Company Act. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 8. AFFIRMATIVE COVENANTS

So long as Lenders have any commitment to lend hereunder or to cause the issuance of any Letter of Credit hereunder, and until payment in full of the Notes and the performance in full of the Obligation under this Credit Agreement and the other Loan Documents, Borrower agrees that, unless Administrative Agent shall otherwise consent in writing based upon the approval of the Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

8.1 Financial Statements, Reports and Notices. Borrower shall deliver to Administrative Agent sufficient copies for each Lender of the following:

(a) Limited Liability Company Financial Reports and Other Information.

(i) Annual Reports. As soon as available, but no later than one hundred twenty (120) days after the end of the Borrower’s fiscal year, a report setting forth, as of the end of such fiscal year, the Borrower’s balance sheet and income statement; together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using GAAP, that such financial statements were prepared in accordance with GAAP and present fairly the financial condition and results of operations of Borrower; and

(ii) Quarterly Reports. As soon as available, but no later than forty-five (45) days after the end of each of the first three fiscal quarters of Borrower, commencing with the quarter ending on September 30, 2003 (which financial information shall be delivered on the Closing Date), an unaudited report setting forth as of the end of such fiscal quarter, the Borrower’s balance sheet and income statement, certified by a Responsible Officer of Borrower that such financial statements are true and correct, were prepared in accordance with GAAP and present fairly the financial condition and results of operations of Borrower.

(b) Quarterly Compliance Certificate. No later than forty-five (45) days after the end of each of the first three fiscal quarters of Borrower, and no later than one hundred twenty (120) days after the end of Borrower’s fiscal year, a compliance certificate (the “Compliance Certificate”), certified by a Responsible Officer of Borrower to be true and correct stating whether any Event of Default or any Potential Default exists.

(c) Reportable Transaction Status. Promptly after Borrower has notified Administrative Agent of any intention by Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

(d) Reports and Notices. Simultaneously with delivery thereof, copies of all other financial statements, reports, notices, and other matters at any time or from time to time prepared by Borrower and furnished to MAHGT.

(e) Other Information. Such other information concerning the business, properties, or financial condition of Borrower as Administrative Agent shall reasonably request.

8.2 Payment of Taxes. Borrower will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it, or them, or upon its, or their, income or profits, or upon any property belonging to it, or them, before delinquent, if such failure would have a Material Adverse Effect; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP.

8.3 Maintenance of Existence and Rights. Borrower will preserve and maintain its existence. Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would have a Material Adverse Effect.

8.4 Notice of Default. Borrower will furnish to Administrative Agent, promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or a Potential Default, a written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. Borrower will promptly notify Administrative Agent in writing upon becoming aware of any breach by MAHGT of the Forward Commitment Agreement.

8.5 Other Notices. Borrower will, promptly upon receipt of knowledge thereof, notify Administrative Agent of any of the following events that could have a Material Adverse Effect: (a) any change in the financial condition or business of Borrower; (b) any default under any material agreement, contract, or other instrument to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by Borrower; (c) any uninsured claim against or affecting Borrower that may have a Material Adverse Effect; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting Borrower; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law which individually or in the aggregate might have a Material Adverse Effect; or (ii) the Release or threatened Release of any Hazardous Material into the environment which individually or in the aggregate might have a Material Adverse Effect; (f) the existence of any Environmental Lien on any properties or assets of Borrower; (g) any material remedial action taken by Borrower in response to any order, consent decree or judgment of any Governmental

Authority or any Environmental Liability; or (h) the listing of any of Borrower’s properties or assets on CERCLIS to the extent that Borrower obtains knowledge of such listing.

8.6 Operations and Properties. Borrower will act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments so as not to incur a Material Adverse Effect; Borrower will keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of their business so as not to incur a Material Adverse Effect.

8.7 Books and Records; Access. Borrower will give any representative of Administrative Agent or Lenders, or any of them, access during all business hours to, and permit representative to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of Borrower and relating to its affairs, and to inspect any of the properties of Borrower, provided, however, that, so long as no Event of Default exists, any such inspection shall be conducted by Administrative Agent on behalf of Lenders, after prior written notice to Borrower.

8.8 Compliance with Law. Borrower will comply in all material respects with all material laws, rules, regulations, and all orders of any Governmental Authority, including without limitation, ERISA and Environmental Laws.

8.9 Insurance. Borrower will maintain liability insurance, and insurance on its present and future business and properties against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards for entities in similar circumstances, the failure of which to maintain could have a Material Adverse Effect.

8.10 Authorizations and Approvals. Borrower will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable Borrower to comply with their respective obligations hereunder, under the other Loan Documents and under their respective Constituent Documents.

8.11 Maintenance of Liens. Borrower shall perform all such acts and execute all such documents as Administrative Agent may reasonably request in order to enable Lenders to report, file, and record every instrument that Administrative Agent may deem necessary in order to perfect and maintain Lenders’ liens and security interests in the Collateral and otherwise to preserve and protect the rights of Lenders as secured parties. Borrower shall not grant or create any other Liens on any Collateral, whether junior, equal, or superior in priority to the Liens created by the Loan Documents.

8.12 Forward Commitment Agreement. Upon the occurrence of an Event of Default, promptly, but in no event later than two (2) days following such occurrence, Borrower shall issue a Borrower Funding Request under the Forward Commitment Agreement requesting the funding of the Forward Commitment.

8.13 Further Assurances. Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as Administrative Agent may, from time to time, deem reasonably necessary or proper in connection with the Credit Agreement or any of the other Loan

Documents, the obligations of Borrower hereunder or thereunder, or for better assuring and confirming unto Lenders all or any part of the security for any of such obligations.

SECTION 9. NEGATIVE COVENANTS

So long as Lenders have any commitment to lend hereunder or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligation under this Credit Agreement and the other Loan Documents, Borrower agrees that, without the written consent of Administrative Agent, based upon the approval of Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

9.1 Mergers. Borrower will not merge or consolidate with or into any Person, unless Borrower is the surviving entity.

9.2 Negative Pledge. Without the approval of all Lenders, Borrower will not create or suffer to exist any mortgage, pledge, security interest, conditional sale or other title retention agreement, charge, encumbrance, or other Lien (whether such interest is based on common law, statute, other law or contract) upon the Collateral, except for the security interests granted to the Administrative Agent for the benefit of the Lenders under the Collateral Documents.

9.3 Fiscal Year and Accounting Method. Without the consent of Administrative Agent alone, Borrower will not change its fiscal year or method of accounting.

9.4 Modifications of Constituent Documents or Forward Commitment Agreement. Except for amendments or modifications to the Commitment Fee Letter and the MAHGT Promissory Note, which can be made without the consent of Administrative Agent or Lenders, Borrower shall not: (a) (i) alter, amend, modify, terminate, or change any provision of the Forward Commitment Agreement, or (ii) approve, consent to, or permit any deviation from, modification of or amendment to the terms and conditions of the Forward Commitment by MAHGT, without the prior written consent of Administrative Agent and all Lenders; or (b) alter, amend, modify, terminate, or change any provision of its Operating Memorandum or LLC Documents. With respect to any proposed amendment, modification or change to the Operating Memorandum or LLC Documents, Borrower shall notify Administrative Agent of such proposal. Administrative Agent shall determine, in its sole discretion (that is, the determination of the other Lenders shall not be required) on Administrative Agent’s good faith belief, whether such proposed amendment, modification or change to such document is a material amendment, and shall use reasonable efforts to notify Borrower of its determination within ten (10) Business Days of the date on which it is deemed to have received such notification pursuant to Section 12.6 hereof. If Administrative Agent determines that the proposed amendment is a material amendment, the approval of the Required Lenders and Administrative Agent will be required, and Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by Borrower, and Lenders shall have ten (10) Business Days from the date of such notice from Administrative Agent to deliver their approval or denial thereof. If Administrative Agent determines that the proposed amendment is not a material amendment, Borrower may make such amendment with the consent of Administrative Agent, acting alone.

9.5 ERISA Compliance. Borrower shall not establish or maintain any Plan.

9.6 Dissolution. Without the consent of all Lenders, Borrower will not take any action to terminate or dissolve itself.

9.7 Limitations on Dividends and Distributions.

(a) Borrower shall not declare or pay any dividends or distributions except as permitted under its Constituent Documents.

(b) Borrower shall not declare or pay any dividends or distributions: (i) after the issuance of a notice of an Event of Default by Administrative Agent, (ii) during the occurrence and continuance of an Event of Default; or (iii) after a Potential Default related to Section 10.1(a), 10.1(h) or 10.1(i) has occurred; in each case until such Potential Default or Event of Default is cured by Borrower.

SECTION 10. EVENTS OF DEFAULT

10.1 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:

(a) (i) Borrower shall fail to pay when due any principal of the Obligation; or (ii) Borrower shall fail to pay when due any interest on the Obligation or any fee, expense, or other payment required hereunder and any of the Loan Documents, and such failure under this clause (ii) shall continue for five (5) days following the date such payment was due;

(b) any representation or warranty made by Borrower under this Credit Agreement, or by MAHGT under the Forward Commitment Agreement, or under any of the other Loan Documents executed by either of them, or in any certificate or statement furnished or made to Lenders or any of them by Borrower or MAHGT, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made;

(c) default shall occur in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Sections 2.1(d), 8.11, 8.12 or Sections 9.1 through 9.7), or of the covenants or agreements of Borrower contained in any other Loan Documents executed by such Person, and such default shall continue uncured to the satisfaction of Administrative Agent for a period of thirty (30) days after the earlier of: (i) written notice thereof has been given by Administrative Agent to Borrower; or (ii) Administrative Agent has been notified or should have been notified of such default pursuant to Section 8.4 or Section 8.5 hereof (provided that such thirty (30) day cure period shall not apply respecting covenants relating to notices to be given by Borrower);

(d) default shall occur in the performance of any of the covenants or agreements of Borrower contained in Sections 2.1(d), 8.11, 8.12 or Sections 9.1 through 9.7 hereof;

(e) there shall occur, in the reasonable judgment of Administrative Agent, a Material Adverse Effect;

(f) any of the Loan Documents executed by Borrower or MAHGT shall cease, in whole or in part, to be legal, valid, binding agreements enforceable against such Person in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby;

(g) default shall occur in the payment of any Indebtedness of Borrower or MAHGT (other than the Obligation), in an aggregate amount of $10,000,000 or more, and such default shall continue for more than the applicable period of grace, if any; or any such indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended;

(h) Borrower or MAHGT shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership or corporate action for the purpose of effecting any of the foregoing;

(i) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Borrower or MAHGT, or appointing a receiver, custodian, trustee, intervenor, or liquidator of Borrower, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(j) any final judgment(s) for the payment of money in excess of the sum of $10,000,000 in the aggregate shall be rendered against Borrower or MAHGT and such judgment or judgments could have a Material Adverse Effect, unless covered by insurance and unless being appealed and Borrower or MAHGT, as the case may be, has posted a bond or cash collateral;

(k) a default shall occur under the Construction Loan Facility, and such default shall continue for more than the applicable period of grace, if any;

(l) a Forward Commitment Default shall occur and be continuing; or

(m) Investors having Subscription Amounts aggregating fifteen percent (15%) or greater of the aggregate Subscription Amounts of all Investors shall default in their obligation to fund any Subscription Call as required.

10.2 Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then Administrative Agent may: (a) suspend the Commitments of Lenders until such Event of Default is cured; (b) terminate the Commitment of Lenders hereunder; (c) declare the principal of, and all interest then accrued on, the Obligation to be forthwith due and payable (including the liability to fund the

Letter of Credit Liability pursuant to Section 2.8(e) hereof), whereupon the same shall forthwith become due and payable without presentment, demand, protest, or notice of intention to accelerate, all of which Borrower hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d) exercise any right, privilege, or power set forth in the Forward Commitment Agreement, including but not limited to the issuance of an Administrative Agent Funding Request pursuant thereto in the event that Borrower has failed to issue a Borrower Funding Request pursuant to Section 8.12 hereof; or (e) without notice of default or demand, pursue and enforce any of Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in Sections 10.1(h) or 10.1(i) hereof shall occur, the principal of, and all interest on, the Obligation shall thereupon become due and payable concurrently therewith, without any further action by Administrative Agent or Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.

10.3 Performance by Administrative Agent. Should Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, Borrower shall, at the request of Administrative Agent promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at its principal office in Dallas, Texas, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor Lenders assume any liability or responsibility for the performance of any duties of Borrower, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of Borrower, or any related Person, nor by any such action shall Administrative Agent or Lenders be deemed to create a partnership arrangement with Borrower, or any related Person.

SECTION 11. AGENT

11.1 Appointment.

(a) Authority of Administrative Agent. Each Lender hereby designates and appoints Bank of America, N.A. as Administrative Agent of such Lender to act as specified herein and the other Loan Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of Borrower, or any Affiliate of the foregoing (a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof

(except for the provisions that explicitly relate to Borrower in Section 11.10). In performing its functions and duties under this Credit Agreement and the other Loan Documents, Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower Party.

(b) Release of Collateral. The Lenders irrevocably authorize Administrative Agent, at the Administrative Agent’s option and in its discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit and payment in full of all of the Obligation, including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of Administrative Agent, the Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this subsection (b).

11.2 Delegation of Duties. Administrative Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by Administrative Agent concerning all matters pertaining to such duties. Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons.

11.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by Administrative Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of a Borrower Party to perform its obligations hereunder or thereunder. Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by Administrative Agent to the Lenders or by or on behalf of the Borrower Parties to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans, or the use of the Letters of Credit, or of the existence or possible existence of any Potential Default or Event of Default, or to inspect the properties, books or records of the Borrower Parties. Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. Each Lender recognizes and agrees that Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when Administrative Agent disburses funds to Borrower, or causes Letters of Credit to be issued, it may rely fully upon statements contained in the relevant requests by Borrower.

11.4 Reliance on Communications. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by Administrative Agent with reasonable care). Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.11(c). Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless Administrative Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6 Non-Reliance on Administrative Agent and Lenders. Each Lender expressly acknowledges that neither Administrative Agent, nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of the Administrative Agent or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7 Indemnification. The Lenders agree to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting or increasing the obligation of Borrower to do so), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligation) be imposed on, incurred by or asserted against Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of Administrative Agent. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.7 shall survive the payment of the Obligation.

11.8 Administrative Agent in Its Individual Capacity. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, Administrative Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an agent, and the terms “Lender” and “Lenders” shall include Administrative Agent in its individual capacity. Administrative Agent acting in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or any other Borrower Party as though Administrative Agent were not an agent hereunder and without any duty to account therefor to the other Lenders.

11.9 Successor Agent. Administrative Agent may, at any time, resign upon thirty (30) days written notice to the Lenders and Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent (subject, except when an Event of Default exists, to the consent of the Borrower, not to be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within sixty (60) days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent (subject, except when an Event of Default exists, to the consent of Borrower, not to be unreasonably withheld); provided such successor is an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent hereunder until such time, if any, as a successor Administrative Agent shall have been appointed and shall have accepted such appointment as provided for above). Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and shall assume the duties and obligations of such retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Credit Agreement and the other Loan Documents and the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

11.10 Reliance by Borrower. Borrower shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by Administrative Agent to Borrower or such other Person so long as Administrative Agent is purporting to act in its respective capacity as Administrative Agent pursuant to this Credit Agreement, and Borrower shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. Borrower shall be entitled to treat Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until Borrower shall have received notice of resignation, and such Persons shall not be obligated to recognize any successor Administrative Agent until Borrower shall have received written notification satisfactory to it of the appointment of such successor.

SECTION 12. MISCELLANEOUS

12.1 Amendments. Neither this Credit Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and Borrower on the other hand, subject to Administrative Agent receiving a written consent from the Included Investor (or from its Investment Entity) authorizing the Borrower to agree to such amendment, waiver, discharge or termination; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender, or alter the provisions relating to any fees (or any other payments) payable to such Lender;

(ii) extend the time for payment for the principal of or interest on the Obligation, or fees or costs, or reduce the principal amount of the Obligation (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligation (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligation or fees or costs hereunder;

(iii) release any liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in Borrower permitted hereunder; and

(b) all Lenders:

(i) permit the cancellation, excuse or reduction of the Subscription Amount of any Included Investor (in connection with a request for consent under the Forward Commitment);

(ii) amend the definition of “Available Commitment” or the definition of any of the defined terms used therein;

(iii) amend the definition of “Included Investor” or the definition of any of the defined terms used therein;

(iv) change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of Lenders which is required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(v) consent to the assignment or transfer by Borrower of any of its rights and obligations under (or in respect of) the Loan Documents; or

(vi) amend the terms of this Section 12.1.

Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of Administrative Agent; (B) no provisions of Section 2.8 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Section 8 and Section 9 specify the requirements for waivers of the covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders that are specified therein as required for a waiver thereof.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above and in Section 9: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Borrower Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by Borrower, if such modification, waiver, or consent is of an administrative nature.

If Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have given its consent to the request.

12.2 Sharing of Offsets. Each Lender and Administrative Agent agrees that if it shall, through the exercise of any right of counterclaim, offset, banker’s lien or otherwise, receive payment of a portion of the aggregate amount of principal, interest and fees due to such Lender hereunder which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder or under its Note than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to such other Lender’s Note or the Obligation to such Lender under this Credit Agreement, then such Lender shall purchase participations in the Obligation under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligation thereunder held by Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date hereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).

12.3 Sharing of Collateral. To the extent permitted by applicable law, each Lender and Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Subscription Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement or its Note than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any other Lender’s Note or the Obligation to such Lender under this Credit Agreement, then such Lender or Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligation under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligation thereunder held by Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date hereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Subscription Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or Administrative Agent, in their respective capacity as Lenders.

12.4 Waiver. No failure to exercise, and no delay in exercising, on the part of Administrative Agent or Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of Administrative Agent and Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to Section 12.1, Administrative Agent acting on behalf of the Required Lenders, and Borrower may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of Lenders or Borrower hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of Borrower hereunder, any such agreement, waiver or consent made with such written consent of Administrative Agent being effective to bind all Lenders, except as provided in Section 12.1.

12.5 Payment of Expenses; Indemnity.

(a) Borrower agrees to pay (within five (5) days after the receipt of written notice from Administrative Agent) all out-of-pocket costs and expenses of Administrative Agent (including without limitation the reasonable fees and expenses of Administrative Agent’s legal counsel) reasonably incurred by it in connection with the due diligence, negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, and the other Loan Documents and any and all amendments, modifications and supplements thereof or thereto, and, if an Event of Default exists, all out-of-pocket costs and expenses of Administrative Agent and Lenders (including, without limitation, the reasonable attorneys’ fees of Administrative Agent’s and Lenders’ legal counsel) reasonably incurred by them in connection with the presentation and enforcement of, and Administrative Agent’s and Lenders’ rights under, this Credit Agreement, the Notes, and the other Loan Documents.

(b) Borrower agrees to indemnify Administrative Agent and each of Lenders and their respective officers or employees (each such Person, including without limitation Agent and each of Lenders, being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages (other than consequential damages), liabilities, obligations, costs and related expenses, including reasonable counsel fees and expenses, imposed upon, incurred by or asserted against any Indemnitee, as and when incurred, arising out of, in any way connected with, or as a result of:

(i) the execution and delivery of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby,

(ii) the use or misuse of the proceeds of the Loans,

(iii) the fraudulent actions or misrepresentations of Borrower or its Affiliates in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents, or

(iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto.

(c) WITHOUT LIMITATION OF AND SUBJECT TO THE FOREGOING, BORROWER INTENDS AND AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND EXPENSES OF COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR CLAIMS OF NEGLIGENCE OF SUCH OR ANY OTHER INDEMNITEE OR ANY STRICT LIABILITY OR CLAIMS OF STRICT LIABILITY.

(d) The provisions of this Section 12.5 shall remain operative and in full force and effect regardless of the expiration of the Commitment Period, the consummation of the transactions contemplated hereby, the repayment of the Obligation, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Credit

Agreement or any other Loan Document, or any investigation made by or on behalf of Lenders. All amounts due under this Section 12.5 shall be payable promptly on written demand therefor.

(e) The provisions in this Section 12.5 are subject to the following limitations: (i) provided that no Event of Default has occurred which is continuing, no Indemnitee shall compromise or settle any claim brought by a third party for which it is indemnified under this Section 12.5 without the prior written consent of Borrower, such consent not to be unreasonably withheld, conditioned or delayed, and it being understood that the rights to indemnification set forth in this Section 12.5 shall continue during any period in which an Indemnitee awaits the decision of Borrower with respect to such settlement or compromise, and shall also continue should Borrower not consent to such proposed settlement or compromise; (ii) no Indemnitee shall be indemnified under this Section 12.5 for any claim which is determined pursuant to a final judgment of a court of competent jurisdiction to have resulted from any fraud, willful misconduct or gross negligence of such Indemnitee; (iii) no Indemnitee shall be indemnified under this Section 12.5 for claims arising out of any litigation, arbitration or other proceedings instituted by Borrower against any Indemnitee (or any counter or cross claim asserted by Borrower against an Indemnitee in any proceeding instituted by the Indemnitee or a third party) to the extent Borrower is the prevailing party in such proceeding (or with regards to such counter or cross claim); and (iv) no Indemnitee shall be indemnified under this Section 12.5 for any claim of consequential or punitive damages.

12.6 Notice. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (c) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; or (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below:

If to Borrower:

MuniMae Midland Construction Finance
33 North Garden Avenue, Suite 1200
Clearwater, Florida 33755

Telephone:	727.373.8106
Attention:	Terry Myers
Fax:	727.443.6067

With a copy to:

Honigman Miller Schwartz & Cohn LLP
2290 First National Building
Detroit, Michigan 48226

Telephone:	313.465.7356
Fax:	313.465.7357
Attention:	Gregory J. DeMars, Esq.

If to Administrative Agent:

Bank of America, N.A.
901 Main Street, 51st Floor
TX1-492-51-01
Dallas, Texas 75202-3714

Telephone:	214-209-1503
Fax:	214-209-1832
Attention:	Mr. Jeffrey W. Journey

With a copy to:

Bank of America, N.A.
901 Main Street, 51st Floor
TX1-492-51-01
Dallas, Texas 75202-3714

Telephone:	214-209-9325
Fax:	214-209-1571
Attention:	Loan Administration
Ms. Susan K. Mogish

If to Lenders:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption Agreement of such Lender.

Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by Administrative Agent from Borrower, any Investor, not otherwise addressed herein, Administrative Agent shall notify Lenders promptly of the receipt of such notice, and shall provide copies thereof to Lenders. When determining the prior days notice required for any Request for Borrowing, or other notice to be provided by Borrower, an Investor, hereunder, the day the notice is delivered to Administrative Agent (or such other applicable Person) shall not be counted, but the day of the related Borrowing, or other relevant action shall be counted.

12.7 Governing Law. The substantive laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles that might otherwise apply, except to the extent the laws of another jurisdiction govern the creation, perfection, validity, or enforcement of Liens under the Collateral Documents, and the applicable federal laws of the United States of America, shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents.

12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against Borrower with respect to this Credit Agreement or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in the New York City, as Lenders in their sole discretion may elect and Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be brought upon its process agent appointed below, and Borrower hereby irrevocably appoints Corporation Service Company, 80 State Street, Albany, New York 12207, its process agent, as its true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses. Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by Lender by registered or certified mail, postage prepaid, to Borrower’s address set forth in Section 12.6 hereof. Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10 Entirety and Amendments. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof, and this Credit Agreement and the other Loan Documents may be amended only by an instrument in writing executed by Borrower and Administrative Agent, on behalf of Lenders.

12.11 Parties Bound; Assignment.

(a) Parties Bound. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its respective rights or obligations under this Credit Agreement without the prior written consent of all Lenders and any Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of Section 12.11(c) hereof, (ii) by way of participation in accordance with the provision of Section 12.11(b) hereof, or (iii) by way of pledge or assignment of a security interest subject to the restriction of Section 12.11(c)(i) hereof (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(b) hereof and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell to one or more banks or other financial institutions (each a “Participant”) a participating interest in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment or any or all of the Loans owing to it), provided that: (i) any such participation shall be in a minimum amount of $5,000,000, and, if in a greater amount, in integral multiples of $1,000,000, (ii) such Lender’s obligation under this Credit Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which any Lender may sell such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligation including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (x) reductions or increases in the amount, or altering the term, of the Commitment of such Participant and (y) changes to the Maturity Date or interest rate. Borrower agrees that each Participant shall be entitled to the benefits of Section 4 hereof with respect to its participating interest to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(c) hereof, provided, however, that in no event shall Borrower be obligated to pay to such Participant amounts greater than those Borrower would have been required to pay to the granting Lender in the absence of such participation, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 hereof unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.6(e) hereof as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4 hereof as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 hereof as though it were a Lender. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Credit Agreement only to the extent of a participating interest sold in accordance with this subsection (b).

(c) Assignments. Any Lender may (at its expense, except for assignments to or from Administrative Agent, which shall be at the expense of Borrower pursuant to the terms of this Credit Agreement), and, following a demand by Borrower (following a demand by such Lender for payment of any amounts under Section 4.1 or 4.6) shall, at any time assign to one or more Eligible Assignees (an “Assignee”) all, or a proportionate part of all (in a constant, not varying percentage), of its rights and obligations under this Credit Agreement and its Note (including all or a portion of its Commitment and the Loans at the time owing to it), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement; provided, however, that:

(i) this subsection (c) shall not restrict an assignment or any Lender from pledging a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, but no such pledge or assignment to a Federal Reserve Bank shall release the assigning Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto;

(ii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Lending Entity with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed) shall be in a minimum amount of $5,000,000, and, if in a greater amount, in integral multiples of $1,000,000;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of competitive loans, if any, or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches, if any, on a non-pro rata basis;

(iv) any assignment of a Commitment must be approved by the Administrative Agent and the letter of credit issuer unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(v) if the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Sections 4.6;

(vi) the parties to each such assignment shall execute and deliver to Administrative Agent an Assignment and Assumption Agreement, the Assignee shall pay to the transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and the transferor Lender shall deliver payment of a processing and recordation fee of $3,500 to Administrative Agent (except in the case of a transfer at the demand of Borrower, in which case either Borrower or the transferee Lender shall pay such fee), and the Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire; and

(vii) each assignment made as a result of a demand by Borrower shall be arranged by Borrower after consultation with Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.

Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this Section 12.11(c) shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(b) hereof.

(d) Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(e) hereof, from and after the effective date specified in each Assignment and Assumption Agreement and payment by such Assignee to such assignor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, shall have all the rights and obligations of a Lender with a Commitment/Loans as set forth in such Assignment and Assumption Agreement, and the assignor Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations hereunder to a corresponding extent (and, in the case of an Assignment and Assumption Agreement covering all of the obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon the consummation of any assignment pursuant to subsection (c), the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that, if required, new Notes are issued to such Assignee and the transferor Lender.

(e) Register of Lenders. Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Maryland or at such other location as Administrative Agent shall designate in writing to each Lender and Borrower, a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders, the amount of each Lender’s Pro Rata Share of the Commitments and the Loans pursuant to the terms hereof from time to time (the

“Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent and Lenders may treat each person or entity whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection and copying by Borrower or any Lender during normal business hours upon reasonable prior notice to Administrative Agent. Upon receipt of any Assignment and Assumption Agreement, Administrative Agent shall, if such Assignment and Assumption Agreement, has been completed, fully-executed and is substantially in the form of Exhibit G hereto: (i) accept such an Assignment and Assumption Agreement; (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower.

(f) Disclosure of Information. Any Lender may furnish any information concerning Borrower or any Investor in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.16 hereof.

12.12 Lender Default. If for any reason any Lender shall fail or refuse to abide by its obligations hereunder, and such Lender shall not have cured such failure within five (5) Business Days of its occurrence (a ”Lender Default”), then, in addition to the rights and remedies that may be available to Administrative Agent, Lenders, or Borrower at law or in equity, such Lender’s right to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans, the Letters of Credit, and this Credit Agreement, shall be suspended during the pendency of such failure or refusal. Administrative Agent shall have the right, but not the obligation, in its sole discretion, to acquire at par all of such Lender’s Commitment, including its Pro Rata Share in the Obligation under this Credit Agreement. In the event that Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not in Default (a “Current Party”) shall then, thereupon, have the right, but not the obligation, in its sole discretion to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata) such Lender’s Commitment, including its Pro Rata Share in the outstanding Obligation under this Credit Agreement.

12.13 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, Lenders shall never be entitled to receive, collect or apply as interest on the Obligation any amount in excess of the Maximum Rate, and, in the event that Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligation is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligation so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lenders shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligation and, in such event, Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

12.14 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15 Survival. All representations and warranties made by Borrower herein shall survive delivery of the Notes, the making of the Loans, and the issuance of the Letters of Credit.

12.16 Availability of Records; Confidentiality. Borrower acknowledges and agrees that Administrative Agent may provide to Lenders, and that Administrative Agent and each Lender may provide to any Participant or Assignee or proposed Participant or Assignee, originals or copies of this Credit Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower, any Investor, or received by Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability, and the Commitments or Borrower and any Investor; provided, however, that, prior to any such delivery or communication, the Lender, Participant, or Assignee, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Confidential Information. Anything herein to the contrary notwithstanding, the provisions of this Section 12.16 shall not preclude or restrict any such party from disclosing any Confidential Information: (a) with the prior written consent of Borrower; (b) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party; (c) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.16; (d) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (e) to the employees, agents, affiliates and advisors who are directly involved in the transactions contemplated under the Loan Documents; or (f) as otherwise specifically required by law. Notwithstanding anything herein to the contrary, the information subject to this Section 12.16 shall not include, and Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby and thereby.

12.17 Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart.

REMAINDER OF PAGE INTENTIONALLY BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

MUNIMAE MIDLAND CONSTRUCTION FINANCE, LLC a Maryland limited liability company

By:	Municipal Mortgage & Equity, LLC, a Delaware limited liability company its Sole Member

	By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: President and CEO

Revolving Credit Agreement Signature Page

ADMINISTRATIVE AGENT AND LENDER:

Commitment: $72,000,000		BANK OF AMERICA, N.A., as Administrative Agent and a Lender

	By:	/s/ Jeffrey W. Journey
Jeffrey W. Journey
Senior Vice President

Bank of America, N.A. 901 Main Street, 51st Floor TX1-492-51-01 Dallas, Texas 75202-3714
Telephone: 214-209-1503
Fax: 214-209-1832
Attention: Mr. Jeffrey W. Journey
Senior Vice President

Copy to:

Bank of America, N.A. 901 Main Street, 51st Floor TX1-492-51-01 Dallas, Texas 75202-3714
Telephone: 214-209-9325
Fax: 214-209-1571
Attention: Loan Administration
Ms. Susan K. Mogish